Filed Pursuant to Rule 424(b)(5)
Registration No. 333-183518

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Offered	Amount to be Registered	Maximum Offering Price	Maximum Aggregate Offering Price	Registration Fee(1)
2.500% Senior Notes due 2015	$350,000,000	99.929%	$349,751,500	$40,082
4.450% Senior Notes due 2022	$350,000,000	99.681%	$348,883,500	$39,982
Total	$700,000,000		$698,635,000	$80,064

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To prospectus dated August 23, 2012)

$700,000,000

Computer Sciences Corporation

$350,000,000 2.500% Senior Notes due 2015

$350,000,000 4.450% Senior Notes due 2022

We are offering $350,000,000 aggregate principal amount of 2.500% Senior Notes due 2015 (the “2015 Notes”) and $350,000,000 aggregate principal amount of 4.450% Senior Notes due 2022 (the “2022 Notes” and, together with the 2015 Notes, the “notes”). We will pay interest on the notes on March 15 and September 15 of each year, beginning March 15, 2013. The 2015 Notes will mature on September 15, 2015 and the 2022 Notes will mature on September 15, 2022.

We may redeem some or all of the notes of each series at any time and from time to time at the redemption prices described in this prospectus supplement under the heading “Description of the Notes—Redemption at Our Option.” If a change of control triggering event as described in this prospectus supplement under the heading “Description of the Notes—Change of Control” occurs, we may be required to offer to purchase the notes from the holders.

The notes will be our general unsecured senior obligations and will rank equally with all of our other existing and future unsecured senior indebtedness.

Investing in the notes involves a high degree of risk. See “Risk Factors ” beginning on page S-7 of this prospectus supplement and on page 4 of the accompanying prospectus for information about important factors you should consider before investing in the notes.

	Per 2015 Note	Total for 2015 Notes	Per 2022 Note	Total for 2022 Notes	Total for All Notes
Public offering price(1)	99.929%	$349,751,500	99.681%	$348,883,500	$698,635,000
Underwriting discount	0.450%	$1,575,000	0.650%	$2,275,000	$3,850,000
Proceeds, before expenses, to us(1)	99.479%	$348,176,500	99.031%	$346,608,500	$694,785,000

(1)	Plus accrued interest, if any, from September 18, 2012, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about September 18, 2012.

Joint Book-Running Managers

BofA Merrill Lynch	Barclays	Citigroup

Co-Managers

Mitsubishi UFJ Securities	RBS	Scotiabank
BNY Mellon Capital Markets, LLC	Danske Markets Inc.	Goldman, Sachs & Co.
SMBC Nikko	UBS Investment Bank	Wells Fargo Securities
Banca IMI	COMMERZBANK	Lloyds Securities
PNC Capital Markets LLC		Standard Chartered Bank

The date of this prospectus supplement is September 11, 2012.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the prospectus dated August 23, 2012, which is part of our Registration Statement on Form S-3.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Incorporation of Certain Information by Reference and Where You Can Find More Information” in this prospectus supplement.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized is correct as of any time subsequent to the date of such information. Our business, prospects and consolidated financial condition may have changed since that date.

The distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized do not constitute an offer, or an invitation on our behalf or the underwriters or any of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

In this prospectus supplement and the accompanying prospectus, except as otherwise indicated or unless the context otherwise requires, “Computer Sciences Corporation,” “we,” “us,” “our” and “CSC” refer to Computer Sciences Corporation and its subsidiaries.

S-ii

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE AND WHERE YOU CAN FIND

MORE INFORMATION

Information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the Securities and Exchange Commission (the “SEC”) will automatically update and supersede this information. This prospectus supplement incorporates by reference the following documents (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•

our Annual Report on Form 10-K for the fiscal year ended March 30, 2012 (including portions of our proxy statement for our 2012 annual meeting of stockholders specifically incorporated by reference therein);

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2012;

•

our Current Reports on Form 8-K filed with the SEC on April 3, 2012, May 14, 2012, May 21, 2012, June 1, 2012, June 6, 2012, August 10, 2012, August 24, 2012, September 4, 2012, September 7, 2012 and September 11, 2012, in each case other than information furnished under Items 2.02 or 7.01 of Form 8-K; and

•

the description of our common stock, par value $1.00, contained in our Registration Statement on Form 10/A filed on February 7, 1995, including any amendment or report filed with the SEC for the purpose of updating such description.

In addition, all documents that we file with the SEC on or after the date hereof under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished under Items 2.02 or 7.01 of Form 8-K) will be incorporated by reference until the offering or offerings to which this prospectus supplement relates are completed.

You may obtain without charge a copy of documents that are incorporated by reference in this prospectus supplement by requesting them in writing at the following address: Computer Sciences Corporation, 3170 Fairview Park Drive, Falls Church, VA 22042, Attn: CSC Investor Relations Office, or by calling (800) 542-3070. These documents may also be accessed through our website at www.csc.com or as described below. Information contained on our website is not intended to be incorporated by reference in this prospectus supplement and you should not consider that information a part of this prospectus supplement.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You may also inspect those reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which shares of our common stock are currently listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities described in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are a part of the registration statement and do not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement or in the accompanying prospectus to a contract or other document of ours or one of our subsidiaries, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and all of its exhibits at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

S-iii

FORWARD-LOOKING STATEMENTS

All statements and assumptions contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements represent current expectations and beliefs of CSC, and no assurance can be given that the results described in such statements will be achieved.

Forward-looking information contained in these statements include, among other things, statements with respect to CSC’s financial condition, results of operations, cash flows, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, plans and objectives of management and other matters. Such statements are subject to numerous assumptions, risks, uncertainties and other factors, many of which are outside of CSC’s control, which could cause actual results to differ materially from the results described in such statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended March 30, 2012, our Quarterly Report on Form 10-Q for the quarter ended June 29, 2012 and our other filings with the SEC. These risk factors may not be exhaustive as we operate in a continually changing business environment with new risks emerging from time to time that we are unable to predict or that we currently do not expect to have a material adverse effect on our business. You should carefully read those reports in their entirety as they contain important information about our business and the risks we face. See “Incorporation of Certain Information by Reference and Where You Can Find More Information” herein.

Forward-looking statements in this prospectus supplement speak only as of the date of this prospectus supplement, and forward-looking statements in any documents attached or incorporated by reference herein or therein speak only as to the date of those documents. CSC does not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events, except as required by applicable law.

S-iv

SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement. See “Incorporation of Certain Information by Reference and Where You Can Find More Information”.

The Company

General

Computer Sciences Corporation, a Nevada corporation (“CSC” or the “Company”), is one of the world leaders in the information technology (“IT”) and professional services industry. Since it was founded more than 50 years ago in 1959, the Company has helped clients use IT more efficiently in order to improve their operations and profitability, focus on core competencies and achieve business results such as increased agility and top-line growth.

The Company’s clients typically are governments and commercial enterprises that rely upon the use of information services and associated systems for the conduct of their operations. These clients commonly engage with industry specialists for the development, deployment and ongoing operation of IT services and IT-enabled business operations.

CSC’s business strategy centers on maintaining proficiency and favorable cost profiles related to designing, implementing, and/or operating critical information-based systems for our clients. Increasingly, these systems serve highly-interconnected user populations (which are increasingly mobile in nature) and rely upon complex sources of data and high-performance computing and storage assets.

CSC offers a broad array of services to clients in the commercial and government markets and specializes in applying contemporary practices towards the use of IT to achieve the strategic objectives of its customers. CSC’s service offerings include IT and business process outsourcing, emerging services, such as cloud computing and cybersecurity protection, and a variety of other IT and professional services.

IT outsourcing involves operating all or a portion of a customer’s technology infrastructure, including systems analysis, applications development, network operations, end-user computing and data center management. CSC also provides business process outsourcing, managing key transactional business functions for clients, such as procurement and supply chain, call centers and customer relationship management, credit services, claims processing and logistics. In addition, CSC provides an array of emerging services in the areas of Infrastructure as a Service (“IaaS”), Software as a Service (“SaaS”), Business Process as a Service (“BPaaS”), Platform as a Service (“PaaS”), Cyber Security Managed Services and other emerging technologies and associated service delivery models.

IT and professional services include systems integration, management consulting, technology consulting and other professional services. Systems integration encompasses designing, developing, implementing and integrating complete information systems. Consulting and professional services include advising clients on the strategic acquisition and utilization of IT and on business strategy, security, modeling, simulation, engineering, operations, change management and business process reengineering.

The Company also licenses sophisticated software systems including SaaS offerings for the financial services, healthcare and other industry-specific markets and provides a broad array of end-to-end business solutions that meet the needs of large commercial and government clients. The Company focuses on delivering results by combining industry-specific knowledge and process design and improvement expertise with innovative, high-quality global delivery models to provide flexible and scalable solutions. To do so, CSC draws on its vast experience in designing, building and maintaining large, complex, mission-critical systems and applies this knowledge to today’s business challenges.

Our principal executive offices are located at 3170 Fairview Park Drive, Falls Church, VA 22042, and our telephone number is (800) 542-3070. Our internet address is www.csc.com. Information contained on our website is not intended to be incorporated by reference in this prospectus supplement and you should not consider that information a part of this prospectus supplement.

Major Markets

CSC provides its services to clients around the world and in many commercial industries, as well as to governments of the U.S. federal, state, and local segments, in addition to other governments. The Company delivers these services through three broad service lines or sectors: North American Public Sector (“NPS”), Managed Services Sector (“MSS”), and Business Solutions and Services (“BSS”). Geographically, CSC has major operations throughout North America, Europe, Asia and Australia. Segment and geographic information are included in Note 15 to the Consolidated Financial Statements for the year ended March 30, 2012 that are incorporated in this prospectus supplement by reference. For a discussion of risks associated with our foreign operations, see “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 30, 2012 and in our Quarterly Report on Form 10-Q for the quarter ended June 29, 2012.

Recent Developments

On September 6, 2012, CSC entered into a mandate letter with The Bank of Tokyo-Mitsubishi UFJ, Ltd., as administrative agent and lead arranger, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as lead arranger, and Bank of America, N.A., as syndication agent, relating to a planned $250 million delayed draw term loan facility, which we refer to as the planned term loan facility. The lead arrangers have received commitments from a syndicate of lenders for $250 million, subject to final documentation and the satisfaction of certain customary closing conditions.

We expect the planned term loan facility to provide for term loans to be made within five months of the closing of the facility in an aggregate amount of up to $250 million. We expect the planned term loan facility will have a maturity date of four years from the closing of the facility. The net proceeds of the loans made under the planned term loan facility may be used for general corporate purposes, including refinancing of existing debt. We expect that the planned term loan facility will also contain restrictive covenants, including restrictions on liens, consolidations, mergers and sales, and require the maintenance of certain financial ratios. The closing of the planned term loan facility is anticipated to occur in September 2012, subject to the satisfaction of certain closing conditions. There can be no assurance, however, that CSC will complete this transaction on the basis of these terms and conditions, or at all.

The Offering

The following is a brief summary of certain terms of this offering. For a complete description of the terms of the notes, see “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Computer Sciences Corporation

Notes Offered	$350,000,000 aggregate principal amount of 2015 Notes.

$350,000,000 aggregate principal amount of 2022 Notes.

Interest	Interest on the notes will accrue from September 18, 2012. Interest on the 2015 Notes will accrue at the rate of 2.500% per annum and will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2013. Interest on the 2022 Notes will accrue at the rate of 4.450% per annum and will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2013.

Maturity	September 15, 2015 for the 2015 Notes.

September 15, 2022 for the 2022 Notes.

Ranking	The notes will be our senior unsecured and unsubordinated obligations and will rank equally with all of our current and future senior unsecured and unsubordinated indebtedness, including any borrowings under our senior credit facility, and senior to all of our future subordinated debt. As of June 29, 2012, we had outstanding approximately $1,997 million of senior unsecured indebtedness with which the notes would rank equally.

The notes will be effectively subordinated to the obligations, including indebtedness, of CSC’s subsidiaries. As of June 29, 2012, our subsidiaries had outstanding obligations, including indebtedness (including capital leases), of approximately $721 million.

Optional Redemption	We may redeem each series of the notes, in whole or in part, at any time or from time to time, in each case, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such interest payments accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined under “Description of the Notes—Redemption at Our Option”) plus 35 basis points in the case of the 2015 Notes and 45 basis points in the case of the 2022 Notes, plus, in either of the above cases, accrued and unpaid interest to the date of redemption.

See “Description of the Notes—Redemption at Our Option.”

Change of Control Repurchase Event	Upon the occurrence of a “Change of Control Triggering Event” (as defined under “Description of the Notes—Change of Control”) with respect to a particular series of notes, we will be required, unless we have exercised our right to redeem such notes, within a specified period, to make an offer to repurchase all notes of such series at a price equal to 101% of their principal amount, plus any accrued and unpaid interest to the date of repurchase. See “Description of the Notes—Change of Control.”

Form of Notes	We will issue each series of the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, Cede & Co.

Use of Proceeds	We intend to use the net proceeds from the offering to fund (i) the redemption of a portion of our 5.50% senior notes due 2013 and/or (ii) the redemption of all or a portion of our 5.00% senior notes due 2013, in each case, pursuant to the terms thereof. We plan to invest the net proceeds in short-term interest bearing securities pending the redemptions described above.

Certain Covenants	The indenture governing the notes will, among other things, contain certain covenants that will limit our ability to:

•	create or incur certain liens;

•	enter into certain sale and leaseback transactions; and

•	enter into certain mergers, consolidations and transfers of substantially all of our assets.

The above restrictions are subject to significant exceptions. See “Description of the Notes—Certain Covenants.”

Further Issuances	We may from time to time, without notice to or the consent of the holders of the notes of either series, create and issue additional debt securities of the same series having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as the notes of that series in all respects.

Material U.S. Federal Income Tax

Considerations	Please see “Material U.S. Federal Income Tax Considerations” for important information regarding the possible U.S. federal income tax consequences to holders of notes. Potential investors are also urged to consult their own professional advisors regarding the possible tax consequences under the laws of the jurisdictions that apply to them.

Risk Factors	Investing in the notes involves risks. See “Risk Factors” for a description of certain risks you should consider before investing in the notes, as well as the “Risk Factors” sections of our Annual Report on Form 10-K for the fiscal year ended March 30, 2012 and our Quarterly Report on Form 10-Q for the quarter ended June 29, 2012 and the other information included or incorporated by reference herein.

Governing Law	The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Trustee	The Bank of New York Mellon Trust Company, N.A.

SUMMARY FINANCIAL INFORMATION

In the table below, we provide you with our summary financial information for the periods and as of the dates indicated. The information is only a summary and should be read together with the financial information incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Incorporation of Certain Information by Reference and Where You Can Find More Information”. We derived our summary financial data as of and for the fiscal years ended March 30, 2012, April 1, 2011 and April 2, 2010 from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 30, 2012, which is incorporated by reference herein. We derived our summary financial data as of and for the quarters ended June 29, 2012 and July 1, 2011 from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 29, 2012, which is incorporated by reference herein. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of our consolidated financial position and results of operations for the interim periods. The results of operations for any interim period are not necessarily indicative of the operating results to be expected for any subsequent interim period or for a full fiscal year.

	Quarter Ended		Twelve Months Ended
Amounts in millions, except per-share amounts	June 29, 2012	July 1, 2011	March 30, 2012(4)	April 1, 2011(4)	April 2, 2010(4)
	(Unaudited)
Revenues	$3,957	$4,033	$15,877	$16,042	$15,921
Costs of services (excludes depreciation and amortization, specified contract charge, settlement charge and restructuring costs of $27 (2013) and $137 (2012))	3,253	3,365	13,406	12,925	12,618
Costs of services—specified contract charge (excludes amount charged to revenue of $204)(1)	—	—	1,281	—	—
Costs of services—settlement charge (excludes amount charged to revenue of $42)(2)	—	—	227	—	—
Selling, general and administrative (excludes restructuring costs of $3 (2012))	291	264	1,141	965	981
Depreciation and Amortization	263	278	1,152	1,073	1,095
Restructuring costs	27	—	140	—	—
Goodwill impairment(3)	—	—	2,745	—	—
Interest, net	40	30	138	131	225
Other (income) expense, net	9	(5)	(6)	(20)	(20)

Total costs and expenses	3,883	3,932	20,224	15,074	14,899

Income (loss) from continuing operations before taxes	74	101	(4,347)	968	1,022
Taxes on income (benefit)	32	(85)	(121)	243	192

Income (loss) from continuing operations	42	186	(4,226)	725	830
Income (loss) from discontinued operations	—	(1)	1	34	4

Net income (loss)	$42	$185	$(4,225)	$759	$834
Less:
Net income attributable to non-controlling interest, net of tax	2	2	17	19	17

Net income (loss) attributable to CSC common shareholders	$40	$183	$(4,242)	$740	$817

Earnings (loss) per common share:
Basic:
Continuing operations	$0.26	$1.19	$(27.38)	$4.57	$5.35
Discontinued operations	—	(0.01)	0.01	0.22	0.01

	$0.26	$1.18	$(27.37)	$4.79	$5.36

Diluted:
Continuing operations	$0.26	$1.18	$(27.38)	$4.51	$5.27
Discontinued operations	—	(0.01)	0.01	0.22	0.01

	$.26	$1.17	$(27.37)	$4.73	$5.28

Cash dividend per common share(5)	$0.20	$0.20	$0.80	$0.70	$—

	As of		As of
Amounts in millions, except per-share amounts	June 29, 2012	July 1, 2011	March 30, 2012(4)	April 1, 2011(4)	April 2, 2010(4)
	(Unaudited)
Total assets	$10,926	$16,429	$11,189	$16,120	$16,455
Debt
Long-term, net of current maturities	1,461	2,418	1,486	2,409	3,669
Short-term	258	272	43	29	21
Current maturities of long-term debt	999	158	1,211	141	54

Total	2,718	2,848	2,740	2,579	3,744
Stockholders’ equity	2,728	7,771	2,834	7,560	6,508
Working capital(6)	390	3,547	347	3,379	4,300
Property and equipment
At cost	6,021	6,548	6,144	6,349	5,972
Accumulated depreciation and amortization	3,662	4,035	3,703	3,853	3,731

Property and equipment, net	$2,359	$2,513	$2,441	$2,496	$2,241
Current assets to current liabilities	1.1:1	1.8:1	1.1:1	1.8:1	2.0:1
Debt to total capitalization	0.5	0.3	0.5	0.3	0.4

(1)	Fiscal 2012 specified contract charge related to the Company’s contract with the U.K. National Health Service. See Note 16 of the Consolidated Financial Statements contained in the Annual Report on Form 10-K for the fiscal year ended March 30, 2012.
(2)	Fiscal 2012 settlement charge related to the contract settlement with the Federal Government. See Note 17 of the Consolidated Financial Statements contained in the Annual Report on Form 10-K for the fiscal year ended March 30, 2012.
(3)	Fiscal 2012 goodwill impairment charge related to MSS segment and two of the reporting units in the BSS segment. See Note 9 of the Consolidated Financial Statements contained in the Annual Report on Form 10-K for the fiscal year ended March 30, 2012.
(4)	The Company recorded various out of period adjustments in fiscal 2012, 2011 and 2010 that should have been recorded in prior fiscal years. See Note 2 of the Consolidated Financial Statements contained in the Annual Report on Form 10-K for the fiscal year ended March 30, 2012.
(5)	In Fiscal 2011, the Company implemented a regular quarterly dividend.
(6)	Working capital is calculated by subtracting current liabilities from current assets.

RISK FACTORS

Investing in our notes involves various risks. There are a number of factors, including those described below and in “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 30, 2012 and in our Quarterly Report on Form 10-Q for the quarter ended June 29, 2012, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission, that could materially and adversely affect our results of operations, financial condition, liquidity and cash flows. You should carefully consider the risks and uncertainties described below and the other information in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference before deciding whether to invest in the notes. These risks are not the only risks that we face. Our business operations could also be affected by additional factors that are not presently known to us or that we currently consider to be immaterial to our operations.

We may incur substantial additional indebtedness in the future, which may impair our ability to make payments on the notes.

In addition to the substantial indebtedness we have outstanding, we may incur substantial additional indebtedness in the future. The notes and the indenture governing the notes do not place any limitation on the amount of unsecured debt that we or our subsidiaries may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including, without limitation:

•	we will have additional cash requirements in order to support the payment of principal of and interest on our outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage may increase our vulnerability to adverse changes in general economic and industry conditions, as well as competitive pressure;

•	our ability to obtain additional financing for working capital, capital expenditures and for general corporate and other purposes may be limited; and

•	our flexibility in planning for, or reacting to, changes in our business and our industry may be limited.

Our ability to make payments of principal of and interest on our indebtedness depends upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required to, among other things, seek additional financing, refinance portions of our debt, sell selected assets or reduce or delay planned expenditures. Such measures might not be sufficient to enable us to service our debt, including the notes. In addition, any failure to meet required payments on our indebtedness, or failure to comply with any covenants in the instruments governing our indebtedness, could result in an event of default under the terms of those instruments. Any default under the agreements governing our indebtedness and the remedies sought by holders of such indebtedness could render us unable to pay principal and interest on the notes and substantially decrease their value.

The notes will be structurally subordinated to all existing and future liabilities of CSC’s subsidiaries.

The notes are obligations exclusively of Computer Sciences Corporation and not of any of our subsidiaries. We currently conduct a substantial portion of our operations through our subsidiaries and our subsidiaries have significant liabilities.

Our subsidiaries are separate and distinct legal entities from Computer Sciences Corporation. Our subsidiaries will not guarantee the notes and are under no contractual obligation to pay any amounts due on the notes or to provide us with funds for that purpose, whether by dividends, loans or other payments. Any payments or loans to us by our subsidiaries will also be contingent upon our subsidiaries’ results of operations and business considerations and may be subject to statutory or contractual restrictions and taxes on distributions.

Our right to receive any assets of any of our subsidiaries upon the bankruptcy, insolvency, liquidation, dissolution or other winding-up of a subsidiary (and, as a result, the right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders, if any, of that subsidiary. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any secured indebtedness, if any, of our subsidiaries to the extent of the collateral securing that indebtedness and any indebtedness of our subsidiaries senior to indebtedness held by us.

As a result of the foregoing, the notes will be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries, including any subsidiaries that we may in the future acquire or establish.

The notes are not secured by any of our assets and any secured creditors would have a prior claim on our assets.

The notes are not secured by any of our assets. The terms of the indenture permit us to incur a certain amount of secured indebtedness without equally and ratably securing the notes. If we become insolvent or are liquidated, or if payment under any of the agreements governing any secured debt is accelerated, the lenders under our secured debt agreements will be entitled to exercise the remedies available to a secured lender. Accordingly, the lenders will have a prior claim on our assets to the extent of their liens, and it is possible that there will be insufficient assets remaining from which claims of the holders of these notes can be satisfied. As of June 29, 2012, we had no secured indebtedness outstanding.

Negative covenants in the indenture offer only limited protection to holders of the notes.

The indenture governing the notes will contain negative covenants that apply to us and our subsidiaries; however, such covenants are limited and may not be sufficient to protect your investment in the notes. In addition, the indenture does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

We may not be able to repurchase the notes upon a change of control triggering event.

Upon the occurrence of a change of control triggering event with respect to a particular series of notes, we will be required to offer to repurchase all of such series of notes at 101% of their aggregate principal amount plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control triggering event (as defined herein) to make the required repurchase of notes or that restrictions in our then existing debt instruments will not allow such repurchases. If we fail to make or complete a repurchase of the notes in that circumstance, we will be in default under the indenture governing the notes, which could have material adverse consequences for us and holders of the notes. See “Description of the Notes—Change of Control.”

Our credit ratings may not reflect all risks of your investment in the notes.

Our outstanding indebtedness, including the notes, from time to time may receive credit ratings from certain credit rating agencies. Such ratings are limited in scope and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes, upgrades or downgrades in our credit ratings, including any announcement that our ratings are under further review for an upgrade or downgrade, could affect the market value of the notes and, in the event of a downgrade, increase our corporate borrowing costs, including with respect to our outstanding notes.

Active trading markets for the notes may not develop.

The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. If no active trading markets develop, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the markets for similar securities. We have been informed by the underwriters that they currently intend to make a market in the notes of each series after this offering is completed. However, the underwriters may cease their market-making at any time.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, short- and long-term obligations, stockholders’ equity and capitalization at June 29, 2012 (1) on an actual basis and (2) on an as adjusted basis to reflect the issuance and sale of the notes offered hereby and the application of net proceeds as described under “Use of Proceeds.” You should read this table together with our audited and unaudited financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

	June 29, 2012
(Amounts in millions)	Actual	As Adjusted
	(Unaudited)
Cash and cash equivalents	$1,000	$1,000

Short-term obligations:
5.50% term notes, due March 2013	$699	$306
5.00% term notes, due February 2013	300	—
Other short-term obligations, including capital leases	258	258

Total short-term debt and current maturities of long-term debt	$1,257	$564

Long-term obligations:
Senior notes, due 2015 offered hereby	—	350
Senior notes, due 2022 offered hereby	—	350
6.50% term notes, due March 2018	998	998
Capitalized lease liabilities	401	401
Borrowings for assets acquired under long-term financing	39	39
Notes payable	23	23

Total long-term obligations (1)	$1,461	$2,161

CSC stockholders’ equity:
Common stock	164	164
Additional paid-in capital	2,173	2,173
Earnings retained for use in business	1,939	1,939
Accumulated other comprehensive loss	(1,207)	(1,207)
Less: common stock in treasury	(391)	(391)
Total CSC stockholders’ equity	2,678	2,678
Noncontrolling interest in subsidiaries	50	50

Total equity	$2,728	$2,728

Total capitalization	$5,446	$5,453

(1)	Amounts do not include our $250 million planned term loan facility, the proceeds of which, together with available cash, may be used to redeem the remaining 5.50% senior notes due March 2013 not otherwise redeemed with the proceeds of this offering, according to the terms thereof.

USE OF PROCEEDS

We expect the net proceeds to us from the sale of the notes to be approximately $693 million (after deducting underwriting discounts and our estimated offering expenses). We intend to use the net proceeds from the offering to fund (i) the redemption of a portion of our 5.50% senior notes due 2013 and/or (ii) the redemption of all or a portion of our 5.00% senior notes due 2013, in each case pursuant to the terms thereof. The interest rate on the 5.50% senior notes due 2013 is 5.50% per annum and they mature on March 15, 2013. The interest rate on the 5.00% senior notes due 2013 is 5.00% per annum and they mature on February 15, 2013. We plan to invest the net proceeds in short-term interest bearing securities pending the redemptions described above.

DESCRIPTION OF THE NOTES

In this offering, CSC will issue $350,000,000 in aggregate principal amount of senior notes due 2015 (the “2015 Notes”) and $350,000,000 in aggregate principal amount of senior notes due 2022 (the “2022 Notes” and, together with the 2015 Notes, the “notes”). CSC will issue the notes under an indenture, as amended and supplemented by a supplemental indenture (as so amended and supplemented, the “indenture”), each to be entered into between itself and The Bank of New York Mellon Trust Company, N.A., as trustee. The 2015 Notes and the 2022 Notes are each a separate series of “debt securities” referred to in the accompanying prospectus. The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture and the notes. This description does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indenture and the notes. We urge you to read the indenture (including the forms of notes) because they, and not this description, define your rights as holders of the notes. A form of the indenture (including the forms of notes) has been filed as an exhibit to the registration statement of which this prospectus supplement is a part and can be obtained as indicated under “Incorporation of Certain Information by Reference and Where You Can Find More Information.” The following description of the particular terms of the notes and the indenture supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of the debt securities and indenture set forth in the accompanying prospectus. If this description differs in any way from the general description of the debt securities in the accompanying prospectus, then you should rely on the description in this prospectus supplement. Certain defined terms used in this Description of the Notes but not defined herein have the meanings assigned to them in the indenture. In this description, the terms “CSC,” “we,” “us” and “our” refer only to Computer Sciences Corporation and not to any of its subsidiaries.

General

The notes will be CSC’s direct, unconditional, unsecured and unsubordinated general obligations. The notes will rank equally with all of CSC’s other senior unsecured general obligations from time to time outstanding. At June 29, 2012, CSC had outstanding senior unsecured general obligations of approximately $1,997 million. The notes will be effectively subordinated to the obligations, including indebtedness, of CSC’s subsidiaries. At June 29, 2012, CSC’s subsidiaries had outstanding obligations, including indebtedness (including capitalized leases), of approximately $721 million.

Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the notes will accrue from September 18, 2012 or, if interest has already been paid, from the preceding interest payment date. CSC will make each interest payment to the holders of record at the close of business on the March 1 and September 1 immediately preceding the applicable interest payment date. The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

The notes will be issued in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

2015 Notes

CSC will issue the 2015 Notes in an initial aggregate principal amount of $350,000,000. The 2015 Notes will mature on September 15, 2015. Interest on the 2015 Notes will be payable semi-annually in arrears on March 15 and September 15, commencing on March 15, 2013. CSC may from time to time, without notice to or the consent of the holders of the notes of either series, create and issue additional 2015 Notes having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as the 2015 Notes in all respects. The 2015 Notes and any additional 2015 Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

2022 Notes

CSC will issue the 2022 Notes in an initial aggregate principal amount of $350,000,000. The 2022 Notes will mature on September 15, 2022. Interest on the 2022 Notes will be payable semi-annually in arrears on March 15 and September 15, commencing on March 15, 2013. CSC may from time to time, without notice to or the consent of the holders of the notes of either series, create and issue additional 2022 Notes having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as the 2022 Notes in all respects. The 2022 Notes and any additional 2022 Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Methods of Receiving Payments on the Notes

CSC will make payments in respect of the notes in global form (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee.

If any interest payment date, redemption date or maturity date would otherwise be a day that is not a business day, the related payment of principal and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar for the notes. CSC may change the paying agent or registrar without prior notice to the holders of the notes, and CSC or any of its subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. Holders will be required to pay all taxes due on transfer. CSC will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Redemption at Our Option

Each series of notes will be redeemable as a whole or in part, at our option, at any time or from time to time, at a redemption price equal to the greater of:

•	100% of the principal amount of such notes, and

•

as determined by the Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such interest payments accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points in the case of the 2015 Notes and 45 basis points in the case of the 2022 Notes, plus, in either of the above cases, accrued and unpaid interest to the date of redemption.

For purposes of this section “Redemption at Our Option,” the following terms have the following meanings:

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means an independent investment institution of national standing, which may be one of the Reference Treasury Dealers or their respective affiliates, selected by us.

“Reference Treasury Dealer” means each of (1) Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., and their successors; provided, however, that if any of the foregoing ceases to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute another Primary Treasury Dealer; and (2) any other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer at any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed (or otherwise transmitted in accordance with applicable procedures of DTC) at least 30 days but not more than 90 days before the redemption date to each holder of notes to be redeemed. If we elect to partially redeem a particular series of notes, the notes of such series to be redeemed will be selected by lot (or otherwise in accordance with applicable procedures of DTC).

Unless we default in payment of the redemption price and accrued and unpaid interest on the notes, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

If any redemption date would otherwise be a day that is not a business day, the related payment of principal and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day.

Mandatory Redemption

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Change of Control

If a Change of Control Triggering Event occurs with respect to a particular series of notes, unless CSC has exercised its option to redeem such notes as described above under “Redemption at Our Option,” CSC will be required to make an offer (a “Change of Control Offer”) to each holder of such notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes at a repurchase price, payable in cash, equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest on the notes repurchased to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at CSC’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be sent to holders of the notes, with a copy to the trustee, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 90 days from the date such notice is mailed (the “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, CSC will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

CSC will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by CSC and the third party repurchases all notes properly tendered and not withdrawn under its offer, or (ii) we provide notice of an optional redemption of notes and there is not a default in payment of the redemption price.

CSC will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, CSC will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of this Change of Control section, the following terms have the following meanings:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in a single transaction or a series of related transactions, of all or substantially all of CSC’s assets and the assets of its subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in Section 13(d)(3) of the Exchange Act) (other than to CSC or one of its subsidiaries); (2) the consummation of any transaction (including, without limitation, any merger or consolidation) as a result of which any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of CSC, measured by voting power rather than number of shares; (3) CSC consolidates with, or merges with or into any person, or any person consolidates with, or merges with or into CSC, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of CSC or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Voting Stock of CSC outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Board of Directors of CSC are not Continuing Directors or (5) the adoption of a plan relating to the liquidation or dissolution of CSC.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of CSC’s Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement of CSC in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s; BBB- (or the equivalent) by S&P; and BBB- (or the equivalent) by Fitch, and the equivalent investment grade credit rating from any additional rating agency or Rating Agencies selected by CSC.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) each of Moody’s, S&P and Fitch; and (2) if either Moody’s, S&P or Fitch ceases to rate the 2015 Notes or the 2022 Notes or fails to make a rating of such notes publicly available for reasons outside of the control of CSC, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by CSC (as certified by a resolution of the Board of Directors) as a replacement agency for Moody’s, S&P or Fitch, as the case may be.

“Rating Event” means, with respect to either series of notes, the rating on such notes is lowered by at least two of the three Rating Agencies and such notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies on any day during the period (which period will be extended so long as the rating of the applicable notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing on the earlier of the date of the first public occurrence of a Change of Control or the date of public notice of an agreement that, if consummated, would result in a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

Except as set forth in this Description of the Notes, neither we nor any subsidiary of ours will be restricted by the indenture from incurring any type of indebtedness or other obligation, from paying dividends or making distribution on equity interests or purchasing equity interests. Additionally, the indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity.

Limitation on Our Ability to Incur Liens

Other than as provided below under “We May Incur Permitted Liens and We May Enter into Permitted Sale/Leaseback Transactions,” neither we nor any of our subsidiaries may create, incur, assume or suffer to exist any Lien upon any of our property to secure any Indebtedness, except for:

•

Liens existing on the date the notes of such series were first issued and any extension, renewal or replacement (or successive extensions, renewals or replacements) of any such Lien; provided that no such extension, renewal or replacement will extend to or cover any property other than the property covered by such existing Lien;

•

Liens on property existing at the time we or any of our subsidiaries acquires such property; provided that such Liens (1) are not incurred in connection with, or in contemplation of the acquisition of the property acquired and (2) do not extend to or cover any of our property or any of our subsidiaries’ property other than the property so acquired;

•

Liens on any property of a corporation or other entity existing at the time such corporation or entity becomes our subsidiary or is merged into or consolidated with us or a subsidiary or at the time of a sale, lease or other disposition of the properties of such corporation or entity as an entirety or substantially as an entirety to us or a subsidiary; provided that such Liens (1) are not incurred in connection with or in contemplation of such corporation or entity becoming a subsidiary or merging or consolidating with us or a subsidiary or are not incurred in connection with or in contemplation of the sale, lease or other disposition of the properties of such corporation or other entity and (2) do not extend to or cover any of our property or any of our subsidiaries’ property other than the property of such corporation or other entity; and

•

purchase money Liens upon or in any real or personal property (including fixtures and other equipment) we or any of our subsidiaries hold or have acquired to secure the purchase price of such property or to secure Indebtedness incurred solely to finance or refinance the acquisition or improvement of such property and incurred within 180 days after completion of such acquisition or improvement, provided that no such Lien will extend to or cover any property other than the property being acquired or improved.

For purposes of this section “Limitation on Our Ability to Incur Liens,” the following terms have the following meanings:

“Indebtedness” means, with respect to any person, and without duplication:

•	any liability of such person

(1) for borrowed money, or

(2) for any letter of credit for the account of such person supporting obligations of such person or other persons, or

(3) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business), or

(4) for the payment of money relating to a capitalized lease; and

•	any liability of others described in the preceding bullet point that the person has guaranteed or that is otherwise its legal liability; and

•	any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in the bullet points above.

“Lien” means any lien, security interest, charge, mortgage, pledge or other encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

Limitation on Our Ability to Enter into Sale/Leaseback Transactions

Other than as provided below under “We May Incur Permitted Liens and We May Enter into Permitted Sale/Leaseback Transactions,” neither we nor any of our subsidiaries may enter into any Sale/Leaseback Transaction unless we or such subsidiary would be entitled, pursuant to the provisions described in the bullet points under “Limitation on Our Ability to Incur Liens” above, to create, incur, assume or suffer to exist a Lien on the property subject to such Sale/Leaseback Transaction.

For purposes of this section “Limitation on Our Ability to Enter Into Sale/Leaseback Transactions,” the following term has the following meaning:

“Sale/Leaseback Transaction” means any arrangement with any person (other than us or any of our subsidiaries) providing for a capitalized lease by us or any of our subsidiaries of any property which has been or is to be sold or transferred by us or any of our subsidiaries to such person or to any person (other than us or any of our subsidiaries) by whom funds have been or are to be advanced on the security of the leased property.

We May Incur Permitted Liens and We May Enter into Permitted Sale/Leaseback Transactions

Notwithstanding the restrictions set forth above under “Limitation on Our Ability to Incur Liens” and “Limitation on our Ability to Enter into Sale/Leaseback Transactions,” we or any of our subsidiaries may create, incur, assume or suffer to exist any Lien or enter into any Sale/Leaseback Transactions not otherwise permitted as described above provided that, at the time of such event, and after giving effect to that event, the aggregate amount of all Indebtedness secured by Liens permitted by this paragraph (excluding the Liens permitted pursuant to the bullet points under “Limitation on Our Ability to Incur Liens” above) and the aggregate amount of all Attributable Debt in respect of Sale/Leaseback Transactions permitted by this paragraph (excluding the Sale/Leaseback Transactions permitted under “Limitation on Our Ability to Enter into Sale/Leaseback Transactions” above), measured, in each case, at the time any such Lien is incurred or any such Sale/Leaseback Transaction is entered into, by us or any subsidiary does not exceed 20% of our Consolidated Net Tangible Assets.

Notwithstanding the foregoing, we or any of our subsidiaries may create, incur, assume or suffer to exist Indebtedness secured by Liens not otherwise permitted by the previous paragraph if we first make effective provisions whereby each series of notes (together with any other Indebtedness of ours then existing or thereafter created ranking equally with such notes and similarly entitled to be equally and ratably secured) shall be secured equally and ratably with such Indebtedness for so long as such Indebtedness shall so be secured.

For purposes of this section “We May Incur Permitted Liens and We May Enter into Permitted Sale/Leaseback Transactions,” the following terms have the following meanings:

“Attributable Debt” with respect to any Sale/Leaseback Transaction means the present value of the minimum rental payments called for during the term of the lease (including any period for which such lease has been extended), determined in accordance with generally accepted accounting principles, discounted at a rate that, at the inception of the lease, the lessee would have incurred to borrow over a similar term the funds necessary to purchase the leased assets.

“Consolidated Net Tangible Assets” means, as of any particular time, the aggregate amount of our assets and the assets of our subsidiaries (in each case, less applicable reserves and other properly deductible items) after deducting from such amount:

•	all current liabilities other than (1) notes and loans payable, (2) current maturities of long-term debt and (3) current maturities of capital lease obligations, and

•

intangible assets, to the extent included in such aggregate assets, all as set forth on our then most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles.

Limitation on Our Ability to Consolidate, Merge and Sell Assets

Without the consent of the holders of the notes, we may consolidate with, or merge into, or sell, transfer, lease or convey our assets substantially as an entirety to any entity, if:

•

the entity formed by or surviving any such consolidation or merger (if other than us) or to which such sale, transfer, lease or conveyance shall have been made, is a corporation organized and existing under the laws of the United States of America, any state, or the District of Columbia;

•	any successor corporation expressly assumes all of our obligations under the notes and the indenture; and

•

immediately before and after giving effect to the transaction, no event of default and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing.

Events of Default

Each of the following is an event of default under the indenture with respect to a particular series of notes:

•	failure to pay interest with respect to such series when due if such failure continues for 90 days and the time for payment has not been extended or deferred;

•	failure to pay the principal (or premium, if any) when due with respect to such series;

•

failure to observe or perform any other covenant contained in such notes or the indenture applicable to such series if such failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the then outstanding notes of a particular series;

•

if any of our Indebtedness in the aggregate outstanding principal amount of $125 million or more either (1) becomes due and payable prior to the due date for payment of such Indebtedness by reason of acceleration of such Indebtedness following our default or (2) is not repaid at, and remains unpaid after, maturity as extended by any applicable period of grace or any guarantee given by us in respect of Indebtedness of any other person in the aggregate outstanding principal amount of $125 million or more is not honored when, and remains dishonored after, becoming due; and

•	certain events of bankruptcy, insolvency or reorganization.

In the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization all outstanding notes will become immediately due and payable. In the case of any other event of default, unless the principal of all notes of a particular series has already become due and payable, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes of a particular series, by notice in writing to us (and to the trustee if notice is given by such holders), may declare the unpaid principal of such notes due and payable immediately.

The holders of a majority in principal amount of the then outstanding notes of a particular series may waive any default or event of default and its consequences with respect to the notes of such series, except defaults or events of default regarding payment of principal, premium, if any, or interest. Any such waiver shall cure such default or event of default.

Subject to the terms of the indenture, if an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of the notes if the trustee determines in good faith that the proceeding could result in personal liability, unless such holders have offered the trustee indemnity satisfactory to it. Subject to certain restrictions, holders of a majority in principal amount of the then outstanding notes of a particular series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes of a particular series.

A holder of notes will only have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies with respect to a particular series of notes if:

•	the holder has given written notice to the trustee of a continuing event of default;

•

the holders of at least 25% in aggregate principal amount of the then outstanding notes of such series have made a written request, and such holders have offered the trustee indemnity satisfactory to it to institute such proceeding as trustee; and

•

the trustee does not institute such proceeding, and does not receive from the holders of a majority in aggregate principal amount of the then outstanding notes of such series other conflicting directions within 60 days after such notice, request and offer.

The right of any holder to receive payment of principal, premium, if any, or interest or to institute a suit for such payment shall not be impaired without the consent of such holder.

Book-Entry System and Form of Notes

Except as set forth below, the notes will be issued in registered, global form (the “Global Notes”) in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds.

The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.”

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. CSC takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised CSC that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised CSC that, pursuant to procedures established by it, ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, CSC and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither CSC, the trustee nor any agent of CSC or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised CSC that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or CSC. Neither CSC nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and CSC and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised CSC that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of CSC, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue the notes in definitive form in exchange for the Global Notes representing such notes. In this case, an owner of a beneficial interest in a Global Note will be entitled to physical delivery in definitive form of notes represented by such Global Note equal in principal amount to such beneficial interest and to have such notes registered in its name.

Same Day Settlement and Payment

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised CSC that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

No Personal Liability of Directors, Officers, Employees and Stockholders

None of our past, present or future directors, officers, employees, incorporators or stockholders, as such, will have any liability for our obligations under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

THIS SUMMARY IS OF A GENERAL NATURE AND IS INCLUDED HEREIN SOLELY FOR INFORMATION PURPOSES. THIS SUMMARY IS NOT INTENDED TO BE, AND SHOULD NOT BE, CONSTRUED TO BE LEGAL OR TAX ADVICE. NO REPRESENTATION WITH RESPECT TO THE CONSEQUENCES TO ANY PARTICULAR PURCHASER OF THE NOTES IS MADE. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

The following is a summary of certain U.S. federal income tax considerations relevant to U.S. Holders and Non-U.S. Holders (both as defined below) relating to the purchase, ownership and disposition of the notes. This summary is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury Regulations promulgated thereunder, rulings, pronouncements, judicial decisions and administrative interpretations of the U.S. Internal Revenue Service (the “IRS”), all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial or administrative action. We cannot assure you that the IRS will not challenge the conclusions stated below, and no ruling from the IRS or opinion of counsel has been (or will be) sought on any of the matters discussed below.

The following summary does not purport to be a complete analysis of all the potential U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes. Without limiting the generality of the foregoing, this summary does not address the effect of any special rules applicable to certain types of beneficial owners, including, without limitation, dealers in securities or currencies, insurance companies, financial institutions, thrifts, regulated investment companies, real estate investment trusts, broker-dealers, small business investment companies, tax-exempt entities, governmental bodies or agencies and instrumentalities thereof, U.S. Holders whose functional currency is not the U.S. dollar, U.S. expatriates, persons who hold notes as part of a straddle, hedge, conversion transaction, or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, individual retirement accounts or qualified pension plans, controlled foreign corporations, passive foreign investment companies or investors in pass through entities, including partnerships and Subchapter S corporations. In addition, this summary is limited to holders who are the initial purchasers of the notes at their “issue price” (the first price at which a substantial amount of the notes is sold for money other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, or any foreign tax laws.

If a partnership (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of the purchase, ownership and disposition of the note to a partner in that partnership generally will depend on the status of the partner and activities of the partnership. Holders of notes that are partnerships and partners in those partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

U.S. Holders

The term “U.S. Holder” means a beneficial owner of a note that is:

•	an individual who is a citizen of the United States or who is a resident alien of the United States for U.S. federal income tax purposes;

•

a corporation, or other entity taxable for U.S. federal income tax purposes as a corporation, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if a valid election is in effect under applicable Treasury Regulations to be treated as a United States person.

Taxation of Interest

All of the notes bear interest at a fixed rate, and we do not intend to issue the notes at a discount that will exceed a de minimis amount of original issue discount. Accordingly, interest on a note will generally be includable in income of a U.S. Holder as ordinary income, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. A U.S. Holder using the accrual method of accounting for U.S. federal income tax purposes must include interest on the notes in ordinary income as interest accrues. A U.S. Holder using the cash receipts and disbursements method of accounting for U.S. federal income tax purposes must include interest in ordinary income when payments are received, or made available for receipt, by the U.S. Holder.

In certain circumstances (See “Description of the Notes—Redemption at our Option,” and “Description of the Notes—Change of Control”), we may pay amounts on the notes that are in excess of the stated interest or principal of the notes. We intend to take the position that the possibility that any such payment will be made is remote so that such possibility will not affect the timing or amount of income inclusions that holders recognize unless and until any such payment is made. Our determination that these contingencies are remote is binding on the holder, unless the holder discloses its contrary position to the IRS in the manner that is required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take a different position from that described above, in which case the timing, character and amount of taxable income in respect of the notes may be different from that described herein.

Sale, Exchange, or Retirement of a Note

A U.S. Holder will generally recognize capital gain or loss on a sale, exchange, redemption, retirement or other taxable disposition of a note measured by the difference, if any, between:

•

the amount of cash and the fair market value of any property received, except to the extent that the cash or other property received in respect of a note is attributable to accrued interest on the note not previously included in income, which amount will be taxable as ordinary income; and

•	the U.S. Holder’s adjusted tax basis in the note (generally, the amount the U.S. Holder paid for the note).

Such capital gain or loss will be treated as a long-term capital gain or loss if, at the time of the sale or exchange, the note has been held by the U.S. Holder for more than one year; otherwise, the capital gain or loss will be short-term. Non-corporate taxpayers may be subject to a lower federal income tax rate on their net long-term capital gains than that applicable to ordinary income. U.S. Holders are subject to certain limitations on the deductibility of their capital losses.

Information Reporting and Backup Withholding

U.S. Holders will generally be subject to information reporting and may be subject, under certain circumstances, to backup withholding (currently at a rate of 28% but scheduled to increase to 31% for payments made after December 31, 2012) on payments of interest on and gross proceeds from the sale or other disposition (including a retirement or redemption) of notes. Backup withholding generally applies only if the U.S. Holder:

•

fails to provide us or our paying agent with an IRS Form W-9 or substitute Form W-9 that is signed under penalties of perjury, and includes a social security number or other taxpayer identification number, within a reasonable time after the request for such Form W-9;

•	furnishes an incorrect taxpayer identification number; or

•	fails to report interest properly.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder’s U.S. federal income tax liability and such U.S. Holder may be entitled to a refund of any amounts withheld in excess of its actual U.S. federal income tax liability, provided such U.S. Holder files the appropriate returns and/or timely furnishes the required information to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. We cannot refund amounts once withheld.

We will furnish annually to the IRS, and to record holders of the notes to whom we are required to furnish such information, information relating to the amount of interest and the amount of backup withholding, if any, with respect to the notes.

Tax on Net Investment Income

For taxable years beginning after December 31, 2012, a 3.8% tax is scheduled to be imposed on the “net investment income” of certain U.S. individuals and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes interest and certain net gain from the disposition of property (which may include the notes), less certain deductions.

Prospective holders should consult their tax advisors with respect to the tax consequences of the new rules described above.

Non-U.S. Holders

The following summary is limited to the U.S. federal income tax consequences relevant to a beneficial owner of a note who is an individual, corporation, estate or trust for U.S. federal income tax purposes and who is not a U.S. Holder (a “Non-U.S. Holder”). In the case of a Non-U.S. Holder who is an individual, the following summary assumes that this individual was not formerly a U.S. citizen, and was not formerly a resident of the United States for U.S. federal income tax purposes.

Taxation of Interest

Subject to the summary of backup withholding rules below and the discussion under “—FATCA Withholding”, payments of interest on a note to any Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax provided we or the person otherwise responsible for withholding U.S. federal income tax from payments on the notes receives a required certification from the Non-U.S. Holder (as discussed below) and the Non-U.S. Holder is not:

•	an actual or constructive owner of 10% or more of the total combined voting power of all our voting stock;

•	a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	a bank receiving interest on the notes in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; or

•

receiving such interest payments as income effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if an income tax treaty applies to the Non-U.S. Holder, as income attributable to a permanent establishment of the Non-U.S. Holder in the United States).

In order to satisfy the certification requirement, the Non-U.S. Holder must provide a properly completed IRS Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) under penalties of perjury that provides the Non-U.S. Holder’s name and address and certifies that the Non-U.S. Holder is not a U.S. person. Alternatively, in a case where a security clearing organization, bank or other financial institution holds the notes in the ordinary course of its trade or business on behalf of the Non-U.S. Holder, the certification requirements provide that we or the person who otherwise would be required to withhold U.S. federal income tax must receive from the financial institution a certification under penalties of perjury that a properly completed Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from the Non-U.S. Holder, and that a copy of such a form be furnished to the payor. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances, certifications as to foreign status of partners, trust owners, or beneficiaries may be required to be provided to our paying agent or to us. In addition, special rules apply to payments made through a qualified intermediary.

A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30%, unless (i) the Non-U.S. Holder provides a properly completed IRS Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) and other required documentation evidencing its entitlement to an exemption from (or a reduction of) withholding under an applicable income tax treaty, or (ii) payments of interest on the notes are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, in the event that an income tax treaty is applicable, payments of interest are attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder) and the Non-U.S. Holder meets the certification requirement discussed at the end of the following paragraph.

If the payments of interest on a note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, in the event that an income tax treaty is applicable, if the payments of interest are attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. If the Non-U.S. Holder is a corporation for U.S. federal income purposes, such payments also may be subject to a branch profits tax at the rate of 30%, or lower applicable treaty rate. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, such payments will not be subject to withholding of U.S. federal income tax so long as the Non-U.S. Holder provides us, or the person who otherwise would be required to withhold U.S. federal income tax, with a properly completed and executed IRS Form W-8ECI (or suitable substitute or successor form).

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for an exemption from, or reduced rate of, U.S. federal income tax withholding or branch profits tax, or other rules different from those described above.

Sale, Exchange, or Disposition

Subject to the summary of backup withholding rules below and the discussion under “—FATCA Withholding”, any gain realized by a Non-U.S. Holder on the sale, exchange, retirement or other disposition of a note generally will not be subject to U.S. federal income or withholding tax, unless:

•

such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, in the event that an income tax treaty is applicable, such gain is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

If the gain on a disposition of a note is effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, in the event that an income tax treaty is applicable, if the gain is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), such gain will be subject to

U.S. federal income tax in the same manner as interest that is effectively connected with the conduct by the Non- U.S. Holder of a trade or business in the United States, as described under “—Taxation of Interest” above. A Non-U.S. Holder described in the second bullet point above, will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by U.S. source capital losses.

Information Reporting and Backup Withholding

Any payments of interest on the notes to a Non-U.S. Holder will generally be reported to the IRS and to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Backup withholding and certain additional information reporting generally will not apply to payments of interest with respect to which either the requisite certification, as described above, has been received or an exemption otherwise has been established, provided that neither we nor the person who otherwise would be required to withhold U.S. federal income tax has actual knowledge or reason to know that the holder is, in fact, a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the notes which is effected by or through the foreign office of a foreign broker so long as the foreign broker does not have certain types of specified relationships to the United States. Information reporting and backup withholding generally will apply to a payment of the proceeds of a disposition of the notes which is effected by or through a U.S. office of any broker, unless the broker can reliably associate the payment with a Form W-8BEN or other documentation that establishes that a Non-U.S. Holder is the foreign beneficial owner of the payment and certain other conditions are met, or an exemption is otherwise established. Information reporting generally will also apply to a payment of the proceeds of a disposition of the notes which is effected through a foreign office of a U.S. broker or a foreign broker with certain types of specified relationships to the United States, unless the broker can reliably associate the payment with a Form W-8BEN or other documentation that establishes that a Non-U.S. Holder is the foreign beneficial owner of the payment and certain other conditions are met, or an exemption is otherwise established. Backup withholding is not an additional tax. Any amount withheld from a payment under the backup withholding rules is creditable against a taxpayer’s actual U.S. federal income tax liability, if any, and a refund may be obtained of any amounts withheld in excess of the taxpayer’s actual U.S. federal income tax liability, provided that appropriate forms and/or returns are filed with the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s U.S. federal income tax liability (and the Non-U.S. Holder may be entitled to a refund of amounts withheld in excess of the Non-U.S. Holder’s U.S. federal income tax liability) provided such Non-U.S. Holder timely furnishes the required information to and/or files the necessary returns or claims with the IRS. We cannot refund amounts once withheld.

FATCA Withholding

The Hiring Incentives to Restore Employment Act, which contains provisions regarding foreign account tax compliance (“FATCA”), was enacted on March 18, 2010, and will impose a 30% U.S. withholding tax on certain “withholdable payments.” “Withholdable payments” include payments of U.S. source interest and the gross proceeds from a disposition of property (such as the notes) of a type which can produce U.S. source interest. The 30% withholding tax will apply to withholdable payments made to a foreign financial institution (which includes investment entities such as hedge funds and private equity funds), unless such institution enters into an agreement with the U.S. Department of the Treasury (the “Treasury”) to collect and provide substantial information regarding U.S. account holders with such institution, including certain account holders that are foreign entities with U.S. owners, and to withhold 30% on certain “passthru payments.” FATCA also generally will impose a withholding tax of 30% on withholdable payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct or indirect substantial U.S. owners of the entity.

These rules currently apply to applicable payments made after December 31, 2012 (other than payments with respect to certain debt securities discussed below). However, proposed Treasury Regulations provide that the withholding provisions described above will generally apply to payments of interest made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of debt securities on or after January 1, 2015.

In addition, these rules currently would not apply to debt securities outstanding on March 18, 2012. However, the proposed Treasury Regulations provide that these rules will not apply to debt securities issued before January 1, 2013 (and not materially modified after December 31, 2012). Therefore, under the proposed Treasury Regulations, if finalized, these rules would not apply to the notes (unless the notes are materially modified after issuance).

The proposed Treasury Regulations described above will not be effective unless they are finalized. It is not known whether the proposed Treasury Regulations will be finalized in their current form or at all. Prospective investors should consult with their tax advisor regarding these rules.

THE PRECEDING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE. ACCORDINGLY, PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN ADVISORS ON THE U.S. FEDERAL, STATE AND LOCAL, AND FOREIGN TAX CONSEQUENCES OF THEIR PURCHASE, OWNERSHIP, AND DISPOSITION OF THE NOTES, AND ON THE CONSEQUENCES OF ANY CHANGES IN APPLICABLE LAW.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and Citigroup Global Markets Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes of such series set forth opposite its name below.

Underwriter	Principal Amount of 2015 Notes	Principal Amount of 2022 Notes
Merrill Lynch, Pierce, Fenner & Smith	$129,500,000	$129,500,000
Barclays Capital Inc.	80,500,000	80,500,000
Citigroup Global Markets Inc.	80,500,000	80,500,000
Mitsubishi UFJ Securities (USA), Inc.	5,250,000	5,250,000
RBS Securities Inc.	5,250,000	5,250,000
Scotia Capital (USA) Inc.	5,250,000	5,250,000
BNY Mellon Capital Markets, LLC	4,375,000	4,375,000
Danske Markets Inc.	4,375,000	4,375,000
Goldman, Sachs & Co.	4,375,000	4,375,000
SMBC Nikko Capital Markets Limited	4,375,000	4,375,000
UBS Securities LLC	4,375,000	4,375,000
Wells Fargo Securities, LLC	4,375,000	4,375,000
Banca IMI S.p.A	3,500,000	3,500,000
Commerz Markets LLC	3,500,000	3,500,000
Lloyds Securities Inc.	3,500,000	3,500,000
PNC Capital Markets LLC	3,500,000	3,500,000
Standard Chartered Bank	3,500,000	3,500,000

Total	$350,000,000	$350,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the respective public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.30% of the principal amount of the 2015 Notes and 0.40% of the principal amount of the 2022 Notes. Any such dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at discounts from the applicable public offering price of up to 0.20% of the principal amount of the 2015 Notes and 0.25% of the principal amount of the 2022 Notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discounts, are estimated at $1,400,000 and are payable by us.

New Issue of Notes

Each series of the notes is a new issue of securities with no established trading market. We do not intend to apply for listing of either series of the notes on any national securities exchange or for inclusion of either series of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in each series of the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for each series of the notes or that an active public market for each series of the notes will develop. If an active public trading market for each series of the notes does not develop, the market price and liquidity of such series of notes may be adversely affected. If the notes are traded, they may trade at a discount from their respective initial offering prices, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the notes will be made to investors on or about the date set forth on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

We have agreed that we will not, from the date of this prospectus supplement until the closing date of the offering, without first obtaining the prior written consent of the representatives of the underwriters (which consent may be withheld at the sole discretion of the representatives), directly or indirectly, sell, offer or contract to sell or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of the Company similar to the notes or securities exchangeable for or convertible into debt securities similar to the notes, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes of any series in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes of any series than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes of such series in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes of any series in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes of such series or preventing or retarding a decline in the market price of the notes of such series. As a result, the price of the notes of such series may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes of any series. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Citibank, N.A., an affiliate of Citigroup Global Markets Inc., is the administrative agent under our credit facility and is also a lender thereunder. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is the syndication agent under our credit facility and is also a lender thereunder. Affiliates of other underwriters may also be lenders under our credit facility. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as a lead arranger and Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is acting as syndication agent for our planned term loan facility. Affiliates of other underwriters may also be lenders under our planned term loan facility. The Bank of New York Mellon Trust Company, N.A., an affiliate of BNY Mellon Capital Markets, LLC, is the trustee for the notes.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

SMBC Nikko Capital Markets Limited, Banca IMI S.p.A and Standard Chartered Bank are not U.S. registered broker-dealers, and will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish or supplement a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

LEGAL MATTERS

Baker Botts L.L.P. will pass upon certain legal matters for us in connection with the validity of the notes offered by this prospectus supplement. Certain matters of Nevada law relating to the validity of the notes offered hereby will be passed upon for us by Woodburn and Wedge. Shearman & Sterling LLP, New York, New York, will pass upon certain legal matters for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement and the accompanying prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended March 30, 2012, and the effectiveness of Computer Sciences Corporation’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

COMPUTER SCIENCES CORPORATION

Common Stock

Preferred Stock

Debt Securities

Warrants

We may offer from time to time common stock, preferred stock, debt securities and warrants. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus, the applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in these securities.

Our common stock is listed on the New York Stock Exchange under the ticker symbol “CSC”.

We may offer and sell the securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continued or delayed basis. The names of any underwriters, dealers or agents and the terms of the arrangements with such entities will be stated in the applicable prospectus supplement.

Investing in these securities involves certain risks. Please read carefully the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities, including the discussion of risks incorporated as described under “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 23, 2012.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering and the specific manner in which the securities may be offered.

In addition, the prospectus supplement may also add, update or change information contained in the prospectus. If there is any inconsistency between the information contained in this prospectus and any information incorporated by reference herein, on the one hand, and the information contained in any applicable prospectus supplement or incorporated by reference therein, on the other hand, you should rely on the information in the applicable prospectus supplement or incorporated by reference therein.

We have not authorized anyone to give any information or to make any representations concerning the securities offered hereunder except those which are in this prospectus, any prospectus supplement that is delivered with this prospectus or any documents incorporated by reference into this prospectus. If anyone gives any other information or representation, you should not rely on it. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any offer or sale of these securities, as an indication that there has been no change in our affairs since the date of this prospectus.

Neither this prospectus nor any accompanying prospectus supplement contains all of the information included in the registration statement. We have omitted parts of the registration statement as permitted by the SEC’s rules and regulations. For further information, we refer you to the registration statement on Form S-3 we filed with the SEC on August 23, 2012, which can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information” herein. The registration statement also includes exhibits. Statements contained in this prospectus, any prospectus supplement or that are incorporated by reference into this prospectus or a prospectus supplement, about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement and we file the agreement or document, you should refer to that agreement or document for a complete description of these matters.

You should read both this prospectus and any prospectus supplement together with the additional information under the heading “Incorporation of Certain Information by Reference” herein.

As used in this prospectus, except as otherwise indicated or unless the context otherwise requires, “Computer Sciences Corporation,” “we,” “us,” “our” and “CSC” refer to Computer Sciences Corporation and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the worldwide web site maintained by the SEC at http://www.sec.gov. You may also inspect those reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which shares of our common stock are currently listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours or one of our subsidiaries, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and all of its exhibits at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s web site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows information to be “incorporated by reference” into this prospectus, which means that important information can be disclosed to you by referring you to another document filed separately by us with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the following documents (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•

our Annual Report on Form 10-K for the fiscal year ended March 30, 2012 (including portions of our proxy statement for our 2012 annual meeting of stockholders specifically incorporated by reference therein);

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2012;

•

our Current Reports on Form 8-K filed with the SEC on April 3, 2012, May 14, 2012, May 21, 2012, June 1, 2012, June 6, 2012 and August 10, 2012, in each case other than information furnished under Items 2.02 or 7.01 of Form 8-K; and

•

the description of our common stock, par value $1.00, contained in our Registration Statement on Form 10/A filed on February 7, 1995, including any amendment or report filed with the SEC for the purpose of updating such description.

In addition, all documents that we file with the SEC on or after the date hereof under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished under Items 2.02 or 7.01 of Form 8-K) will be incorporated by reference until the offering or offerings to which this prospectus relates are completed.

You may obtain without charge a copy of documents that are incorporated by reference in this prospectus by requesting them in writing at the following address: Computer Sciences Corporation, 3170 Fairview Park Drive, Falls Church, VA 22042, Attn: CSC Investor Relations Office, or by calling (800) 542-3070. These documents may also be accessed through our website at www.csc.com or as described under the heading “Where You Can Find More Information” above. Information contained on our website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

FORWARD-LOOKING STATEMENTS

All statements and assumptions contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements represent current expectations and beliefs of CSC, and no assurance can be given that the results described in such statements will be achieved.

Forward-looking information contained in these statements include, among other things, statements with respect to CSC’s financial condition, results of operations, cash flows, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, plans and objectives of management, and other matters. Such statements are subject to numerous assumptions, risks, uncertainties and other factors, many of which are outside of CSC’s control, which could cause actual results to differ materially from the results described in such statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed in Item 1A under “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended March 30, 2012 and our other filings with the SEC. These risk factors may not be exhaustive as we operate in a continually changing business environment with new risks emerging from time to time that we are unable to predict or that we currently do not expect to have a material adverse effect on our business. You should carefully read those reports in their entirety as they contain important information about our business and the risks we face. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” herein.

Forward-looking statements in this prospectus speak only as of the date of this prospectus, and forward-looking statements in any prospectus supplement or in any documents attached or incorporated by reference herein or therein speak only as to the date of those prospectus supplements or documents. CSC does not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by applicable law.

ABOUT COMPUTER SCIENCES CORPORATION

Computer Sciences Corporation, a Nevada corporation, is one of the world leaders in the information technology (IT) and professional services industry. Since it was founded more than 50 years ago in 1959, CSC has helped clients use IT more efficiently in order to improve their operations and profitability, focus on core competencies, and achieve business results such as increased agility and top-line growth.

Our principal executive offices are located at 3170 Fairview Park Drive, Falls Church, VA 22042 and our telephone number at that address is (703) 876-1000.

RISK FACTORS

Before you invest in the securities covered by this prospectus, you should carefully consider the factors discussed in Item 1A under “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended March 30, 2012, the subsequent Quarterly Report on Form 10-Q for the fiscal quarterly period ended June 29, 2012, and the applicable prospectus supplement and cautionary notes regarding forward-looking statements included or incorporated by reference in this prospectus, together with all of the other information included in this prospectus, the applicable prospectus supplement and the documents we incorporate by reference. See “Incorporation of Certain Information by Reference” herein.

If any of the risks described in these reports or other documents were to materialize, our business, financial condition, results of operations, cash flows, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities, plans and objectives of management, and prospects could be materially and adversely affected. In that case, our ability to make distributions to our stockholders or to pay interest on, or principal of, any debt securities issued by us, may be reduced, the trading prices of any of our publicly traded securities could decline and you could lose all or part of your investment.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth information regarding our ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preference dividends for the periods shown. In calculating the ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preference dividends, earnings represent the sum of (1) pre-tax income from continuing operations before adjustment for income or loss from equity investees, (2) fixed charges, (3) amortization of capitalized interest, (4) distributed income of equity method investees and (5) our share of pre-tax losses in equity method investees for which charges arising from guarantees are included in fixed charges, minus (1) interest capitalized, (2) preference security dividend requirements of consolidated subsidiaries and (3) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges represent the sum of (1) interest expensed and capitalized, (2) amortized premiums, discounts and capitalized expenses related to indebtedness and (3) estimated interest within rental expense. Combined fixed charges and preference dividends consist of fixed charges and the preference security dividend requirements of our consolidated subsidiaries.

For the Twelve Months Ended
	For the Three Months Ended June 29, 2012	March 30, 2012 (1)	April 1, 2011	April 2, 2010	April 3, 2009	March 28, 2008
Ratio of earnings to fixed charges	2.0x	—	4.5x	4.3x	3.5x	4.0x
Ratio of earnings to combined fixed charges and preference dividends	2.0x	—	4.5x	4.3x	3.5x	4.0x

(1)	Earnings were insufficient to cover fixed charges and combined fixed charges and preference dividends during fiscal 2012 by $4,349,525 thousand and $4,350,003 thousand, respectively.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes, including the repayment of indebtedness.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

On July 29, 2011, CSC completed the acquisition of iSOFT Group Limited (“iSOFT”) through the execution of a Scheme Implementation Agreement (“SIA”). The Unaudited Pro Forma Condensed Combined Statement of Operations set forth below reflects the acquisition of iSOFT by CSC by the application of pro forma adjustments to the historical statement of operations of the Company as required by Rule 3-05(b) and Article 11 of Regulation S-X. Per the requirements, the period presented consists of an unaudited pro forma condensed combined statement of operations for the fiscal year ended March 30, 2012. Accordingly, in preparing the unaudited pro forma condensed combined financial information we have presented an unaudited pro forma condensed combined statement of operations that combines the historical consolidated statement of operations of CSC for the fiscal year ended March 30, 2012 and the historical consolidated statement of operations of iSOFT for the four months ended July 29, 2011 reflecting the acquisition as if it had been consummated on April 4, 2011. No pro forma balance sheet or interim statement of operations is presented because the transaction is already fully reflected in CSC’s consolidated condensed financial statements as of and for the fiscal quarter ended June 29, 2012.

In management’s opinion, the Unaudited Pro Forma Condensed Combined Statement of Operations reflects adjustments that are both necessary to present fairly the unaudited pro forma condensed combined statement of operations of our business for the period indicated and are reasonable given the information currently available. Pro forma adjustments include the effects of events that are directly attributable to the acquisition and are factually supportable. Material non recurring profits and losses that result directly from the acquisition have not been included in the unaudited pro form condensed statement of operations.

The historical financial information of iSOFT has been extracted from the historical financial statements of iSOFT, which were prepared in accordance with Australian Accounting Standards and Interpretations adopted by the Australian Accounting Standards Board (“AASB’s”) that comply with International Financial Reporting Standards and Interpretations adopted by the International Accounting Standards Board (“IFRS”), which is a method of accounting different from accounting principles generally accepted in the United States (“U.S. GAAP”). Unaudited pro forma adjustments have been made to present the iSOFT AASB information under U.S. GAAP. The basis for these adjustments is explained in the notes to the unaudited pro forma condensed combined financial statements.

iSOFT’s historical statement of operations was translated from Australian dollars (“AUD”) into U.S. dollars (“USD”) using the average foreign exchange rates prevailing during the period.

The Unaudited Pro Forma Condensed Combined Statement of Operations was prepared to reflect the acquisition, which is accounted for as a purchase business combination. The unaudited pro forma adjustments are based on management’s estimates of the values of the tangible and intangible assets and liabilities acquired.

The financial information for CSC has been extracted without adjustment from its historical audited consolidated statement of operations for the fiscal year ended March 30, 2012 contained in the Company’s 2012 Annual Report on Form 10-K.

The Unaudited Pro Forma Condensed Combined Statement of Operations is for illustrative and informational purposes only and is not intended to represent what our results from operations would have been had the transaction been completed at the date indicated. The Unaudited Pro Forma Condensed Combined Statement of Operations should not be considered indicative of our future results of operations.

This information should be read in conjunction with the accompanying notes to the Unaudited Pro Forma Condensed Combined Statement of Operations, CSC’s historical financial statements and accompanying notes in its Annual Report on Form 10-K for the fiscal year ended March 30, 2012, CSC’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2012, CSC’s Current Report on Form 8-K/A filed October 13, 2011 and iSOFT’s historical financial statements and the accompanying notes.

COMPUTER SCIENCES CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Twelve Months Ended March 30, 2012

($ in millions, except per share data)

	Historical
	12 months ended March 30, 2012 CSC	4 months ended July 29, 2011 iSOFT	Pro-forma Adjustments		Pro-forma Combined
Revenues	$15,877	$134	$(34)	A	$15,956
			(21)	B

Cost of services (excludes depreciation and amortization, specified contract charge, settlement charge and restructuring costs)	13,406	70	(10)	A	13,456
			(10)	B

Cost of services – specified contract charge	1,281	—	—		1,281
Cost of services – settlement charge	227	—	—		227
Selling, general and administrative	1,141	39	(11)	C	1,169
Depreciation and amortization	1,152	9	1	D	1,162
Restructuring costs	140	24	—		164
Goodwill and intangible impairment	2,745	37	(30)	E	2,752
Interest expense	176	36	(32)	F	180
Interest income	(38)	(1)	—		(39)
Other (income) expense, net	(6)	2	—		(4)

Total costs and expenses	20,224	216	(92)		20,348

(Loss) Income from continuing operations before taxes	(4,347)	(82)	37		(4,392)
Taxes on income	(121)	(4)	28	G	(97)

(Loss) Income from continuing operations	(4,226)	(78)	9		(4,295)
Less:
Net income attributable to noncontrolling interest (net of tax)	17	—	—		17

Net (loss) income from continuing operations attributable to common shareholders	($4,243)	($78)	$9		($4,312)

Earnings per common share attributable to common shareholders:
Basic:
Continuing operations	($27.38)				($27.71)
Diluted:
Continuing operations	($27.38)				($27.71)

COMPUTER SCIENCES CORPORATION NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS

1. Basis of Presentation

The Unaudited Pro Forma Condensed Combined Statement of Operations is based on the historical financial statements of CSC and iSOFT, after giving effect to the acquisition of iSOFT as if it occurred on April 4, 2011. The historical consolidated financial information has been adjusted in the accompanying Unaudited Pro Forma Condensed Combined Statement of Operations to give effect to pro forma events that are (1) directly attributable to the transaction; (2) factually supportable; and (3) expected to have a continuing impact on the consolidated results and excluding nonrecurring charges directly attributable to the transaction.

The financial information of iSOFT was prepared in accordance with AASB’s that comply with IFRS and in Australian dollars (AUD).

Adjustments have been made to the iSOFT information to present it in conformity with accounting principles generally accepted in the United States and in U.S. dollars (USD). The basis for these adjustments is explained in the notes to the Unaudited Pro Forma Condensed Combined Statement of Operations. The AUD amounts have been translated to USD amounts using the following exchange rates:

		AUD/USD
April 2011	Monthly Average Spot Rate	1.05364
May 2011	Monthly Average Spot Rate	1.07213
June 2011	Monthly Average Spot Rate	1.06119
July 2011	Monthly Average Spot Rate	1.07451

The purchase price allocation is based on a purchase price consisting of cash of $200 million and the assumption of debt of $315 million. The allocation of the purchase price to assets and liabilities based on their fair values is summarized below:

Account	Fair Value ($ millions)
Cash and cash equivalents	$26
Trade and other receivables	114
Other current assets	14
Deferred tax assets	12
Intangible assets	198
Property and equipment	21
Other non-current assets	3
Trade payables and accrued expenses	(62)
Deferred revenue	(54)
Debt	(315)
Deferred taxes, uncertain tax positions, and other long-term liabilities	(59)

Total identifiable net assets acquired	$(102)
Goodwill	302

Total cash purchase price	$200

2. Pro-Forma Adjustments

A: To reduce iSOFT’s pre-acquisition revenue by $34 million and related costs of sales of $10 million for differences in accounting for revenue under US GAAP and IFRS related to software and other deliverables in multiple element arrangements that were determined not to have vendor specific objective evidence (“VSOE”) for undelivered elements of the arrangements.

B: To eliminate pre-acquisition intercompany revenues of $21 million and related costs of sales of $10 million for transactions related to services iSOFT performed on behalf of CSC as part of a subcontracting agreement.

C: To remove $11 million of transaction costs directly attributable to CSC’s acquisition of iSOFT.

D: To reflect $1 million of additional amortization expense related to the fair value of acquired intangible assets totaling $198 million less iSOFT’s amortization on previous intangibles which have been eliminated.

E: Reduction of goodwill and software impairment expense for differences in accounting for impairment under U.S. GAAP and IFRS.

F: To eliminate interest expense of $32 million to give effect to CSC’s payment of iSOFT debt and convertible notes as part of the acquisition.

G: To recognize the income tax effects of the pro forma adjustments above and the inclusion of iSOFT in the CSC group.

ADOPTION OF ACCOUNTING STANDARDS UPDATES ON COMPREHENSIVE INCOME

In April 2012, we adopted Accounting Standards Update No. (ASU) 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income.” and ASU 2011-12, “Comprehensive Income (Topic 220): Deferral of Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” As a result of our adoption of these updates, beginning with the first quarter of fiscal 2013, we now present a separate consolidated statement of comprehensive income. The new guidance does not change the items in other comprehensive income or the measurement of those items. The following table displays the retrospective application of these standards to periods presented in the financial statements included in our Form 10-K for the fiscal year ended March 30, 2012, which are incorporated by reference into this filing.

COMPUTER SCIENCES CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (Unaudited)

	Twelve Months Ended
(Amounts in millions)	March 30, 2012	April 1, 2011	April 2, 2010
Net (loss) income	$(4,225)	$759	$834

Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments, net of tax benefit (expense) of $1, $3 and $(19) in fiscal 2012, 2011 and 2010	(124)	261	242

Pension and other postretirement benefit plans, net of tax:
Net actuarial (loss) / gain arising during the year, net of tax benefit (expense) of $150, $(1) and $140 in fiscal 2012, 2011 and 2010	(323)	35	(298)
Prior service (cost) / credit arising during the year, net of tax benefit (expense) of $6, $(19) and $1 in fiscal 2012, 2011 and 2010	(4)	31	(1)
Amortization of transition obligation included in net periodic pension expense, net of tax benefit (expense) of $0, $(2) and $(1) in fiscal 2012, 2011 and 2010	2	2	2
Amortization of prior service (credit) / cost included in net periodic pension expense, net of tax benefit (expense) of $1, $(1) and $8 in fiscal 2012, 2011 and 2010	(2)	2	(16)
Amortization of net actuarial loss included in net periodic pension expense, net of tax expense of $(20), $(19) and $(10) in fiscal 2012, 2011 and 2010	45	38	22
Foreign currency exchange rate changes arising during the year, net of tax (expense) benefit of $(1), $1 and $0 in fiscal 2012, 2011 and 2010	3	(7)	1

Pension and other postretirement benefit plans, net of tax	(279)	101	(290)

Other comprehensive (loss) income, net of tax	(403)	362	(48)

Comprehensive (loss) income	(4,628)	1,121	786

Less: comprehensive income attributable to noncontrolling interest	17	19	17

Comprehensive (loss) income attributable to CSC common shareholders	$(4,645)	$1,102	$769

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock sets forth general terms and provisions of our common stock and preferred stock to which a prospectus supplement may relate, including a prospectus supplement providing that our common stock or preferred stock will be issued upon conversion of or exchange for our debt securities or upon conversion of or exchange for preferred stock, and is based on the provisions of our Amended and Restated Articles of Incorporation (“Charter”), our Amended and Restated Bylaws (“Bylaws”) and provisions of applicable law. We urge you to read our Charter and Bylaws which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. For more information as to how you can obtain a copy of our Charter and Bylaws, see “Where You Can Find More Information” herein.

General

Our authorized capital stock consists of 750,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. Our board of directors may establish the rights and preferences of the preferred stock from time to time as set forth in our Charter. Our Charter does not authorize any other classes of capital stock. As of August 15, 2012, 155,391,978 shares of our common stock were issued and outstanding and held of record by approximately 6,976 holders; and no shares of our preferred stock were issued or outstanding.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a different vote is required by law or specifically required by our Charter or Bylaws.

Subject to the rights of any holders of our preferred stock, the holders of our common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for the payment of dividends. However, if our Board of Directors grants rights of cumulative dividends to any series of our preferred stock, our Charter limits our ability to take certain actions, including with respect to the payment of dividends on our common stock, if such accrued dividends are owed to the holders of any series of preferred stock. For example, no cash payments for distributions or dividends may be made to the holders of our common stock unless all accrued dividends for past and current dividend periods on all series of preferred stock entitled to cumulative dividends have been declared and set apart for payment. In addition, so long as accrued dividends with respect to any series of our preferred stock that is entitled to cumulative dividends remains unpaid for any period to and including the preceding dividend date, we may not purchase or redeem any shares of our capital stock.

In the event of our liquidation, dissolution or winding up, after all liabilities and the holders of each series of preferred stock have been paid in full, the holders of our common stock are entitled to share ratably in all remaining assets. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

Our Board of Directors may issue up to 1,000,000 shares of only one class of preferred stock in one or more series and, subject to Chapter 78 of the Nevada Revised Statutes (the “Nevada Law”), our board of directors may set the designations, preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions of such preferred stock. Each share of preferred stock will be of equal rank with each other share of preferred stock, regardless of series, with respect to the payment of dividends and the distribution of capital assets.

Our Board of Directors has the power to issue our preferred stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of our common stockholders, and the Board of Directors could take that action without stockholder approval. The issuance of our preferred stock could delay or prevent a change in control of our Company.

If we offer any series of preferred stock, certain terms of that series of preferred stock will be described in the applicable prospectus supplement, including, without limitation, the following:

•	the designation;

•	the number of authorized shares of the series in question;

•	the dividend rate (or method of calculation);

•	any voting rights, conversion rights, anti-dilution protections, exchangeability provisions and terms of any securities that are exchangeable for preferred stock;

•	any redemption provisions;

•	any liquidation preferences;

•	any sinking fund provisions; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

If our Board of Directors grants voting power to the holders of shares of any series of preferred stock, holders of shares of such series will be entitled to no more than one vote per share voting with the holders of shares of our common stock at each annual or special meeting of stockholders upon all matters upon which a vote is taken except that if the holders of shares of such series will be entitled to elect two or more directors, as a class, the holders of shares of such series will not be entitled to a vote for the election of any other directors of the Company.

In addition, so long as accrued dividends with respect to any series of our preferred stock that is entitled to cumulative dividends remains unpaid for any period to and including the preceding dividend date, we may not purchase or redeem any shares of our capital stock.

Anti-Takeover Effects of Various Provisions of Nevada Law and Our Charter and Bylaws

Provisions of the Nevada Law and our Charter and Bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, would be expected to discourage certain types of coercive takeover practices and takeover bids our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us will outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Board Vacancies to be Filled by Remaining Directors and Not Stockholders

Our Bylaws provide that any vacancies, including any newly created directorships, on the board of directors, will be filled by the affirmative vote of the majority of the remaining directors then in office, even if such directors constitute less than a quorum, or by a sole remaining director.

Removal of Directors by Stockholders

Our Bylaws provide that directors may be removed by stockholders only by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding capital stock entitled to vote.

Stockholder Action

Our Bylaws preclude stockholders from calling special meetings except where such special meetings are requested by stockholders representing seventy-five percent of the capital stock entitled to vote. Our Bylaws prevent stockholder action by written consent for the election of directors and require the written consent of 90% of the capital stock entitled to vote for any other stockholder actions by written consent.

Advance Notice of Director Nominations and Stockholder Proposals

Our Bylaws contain advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before the annual meeting of stockholders. As specified in our Bylaws, director nominations and the proposal of business to be considered by stockholders may be made only pursuant to a notice of meeting, at the direction of the board of directors or by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures that are provided in our Bylaws.

To be timely, a nomination of a director by a stockholder or notice for business to be brought before an annual meeting by a stockholder must be delivered to our secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of an annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, for notice by the stockholder to be timely, it must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the day on which public announcement of the date of such meeting is first made, whichever first occurs.

In the event a special meeting of stockholders is called for the purpose of electing one or more directors, any stockholder entitled to vote may nominate a person or persons as specified in our Bylaws, but only if the stockholder notice is delivered to our secretary at our principal executive offices not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of (1) the 60th day prior to such special meeting or (2) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our board of directors to be elected at such meeting.

Amendments to our Charter and Bylaws

Under Nevada law, our Charter may not be amended by stockholder action alone. Amendments to the Charter require a board resolution approved by the majority of the outstanding capital stock entitled to vote. Our Bylaws may only be amended by stockholders upon the affirmative vote of 75% of the outstanding capital stock entitled to vote. Subject to the right of stockholders as described in the immediately preceding sentence, our Bylaws may be adopted, amended or repealed by our board of directors.

Nevada Anti-Takeover Statute

We are subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Law Sections 78.411 – 78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the corporation’s capital stock entitled to vote.

No Cumulative Voting

Our Charter prohibits cumulative voting in the election of directors.

Limitations on Liability and Indemnification of Officers and Directors

The Nevada Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our Charter and Bylaws include provisions that indemnify, to the fullest extent allowable under the Nevada Law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of our company, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our Charter and Bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the Nevada Law. We are also expressly authorized to carry directors’ and officers’ insurance to protect our company, our directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions in our Charter and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

For a discussion of pending material litigation and proceedings against our directors, officers and employees for which indemnification is sought, reference is made to Certain Litigation in CSC’s definitive proxy statement filed with the SEC on June 22, 2012.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the ticker symbol “CSC”.

Transfer Agent and Registrar

Computershare is the transfer agent and registrar for our common stock.

Direct Registration System

Our common stock is registered in book-entry form through the direct registration system. Under this system, ownership of our common stock is reflected in account statements periodically distributed to stockholders by Computershare, our transfer agent, who holds the book-entry shares on behalf of our common stockholders.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by us and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase.

Our debt securities, consisting of notes, debentures or other evidences of indebtedness, may be issued from time to time in one or more series pursuant to an indenture to be entered into between us and The Bank of New York Mellon Trust Company, N.A., as trustee.

Because the following is only a summary of selected provisions of the indenture and the debt securities, it does not contain all information that may be important to you. This summary is not complete and is qualified in its entirety by reference to the base indenture and any supplemental indentures thereto or officer’s certificate or board resolution related thereto. We urge you to read the indenture because the indenture, not this description, defines the rights of the holders of the debt securities. The indenture will be substantially in the form included as an exhibit to the registration statement of which this prospectus is a part. The terms of our debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to “CSC”,” “we,” “us,” and “our” refer to Computer Sciences Corporation only and not to any of its subsidiaries.

General

The indenture does not limit the amount of debt securities that may be issued, and the indenture does not limit the amount of other unsecured debt or securities that we may issue. We may issue debt securities under the indenture from time to time in one or more series.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except for the date of original issuance and the offering price, and will be consolidated with, and form a single series with, such outstanding debt securities.

When we refer to “debt securities” or a “series of debt securities,” we mean, respectively, debt securities or a series of debt securities issued under the indenture. When we refer to a prospectus supplement, we mean the prospectus supplement describing the specific terms of the applicable debt security. The terms used in a prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

The debt securities will constitute our senior unsecured indebtedness and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness and senior in right of payment with all of our subordinated indebtedness outstanding from time to time. The debt securities will be effectively subordinated to, and thus have a junior position to, any secured indebtedness we may have with respect to the assets securing that indebtedness.

Unless we inform you otherwise in the prospectus supplement, the indenture will not contain any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control. In addition, unless we inform you otherwise in the prospectus supplement, the indenture will not contain provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•

whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders and the name of the depositary for the debt securities, if other than The Depository Trust Company (“DTC”), and any circumstances under which the holder may request securities in non-global form, if we choose not to issue the debt securities in book-entry form only;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which any such interest will accrue, the interest payment dates on which any such interest will be payable and the record dates for any such interest payments;

•	whether and under what circumstances we will pay any additional amounts with respect to the debt securities;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities;

•	the denominations in which we will issue the debt securities if other than $1,000 and integral multiples of $1,000 in excess thereof;

•	whether payments on the debt securities will be payable in foreign currency or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	whether the provisions described below under the heading “—Defeasance and Discharge” apply to the debt securities;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities; and

•	any other terms of the debt securities, whether in addition to, or by modification or deletion of, the terms described herein.

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the prospectus supplement any material U.S. federal income tax consequences and other special considerations.

If we sell any of the debt securities for any foreign currency or if payments on the debt securities are payable in any foreign currency, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency.

Consolidation, Merger or Sale of Assets

We will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our assets to any person or persons in a single transaction or through a series of transactions, unless:

•

we are the successor or continuing entity or, if we are not the successor or continuing entity, the resulting, surviving or transferee entity (the “surviving entity”) is a company organized and existing under the laws of the United States, any State thereof or the District of Columbia that expressly assumes all of our obligations under the debt securities and the indenture pursuant to a supplemental indenture executed and delivered to the trustee;

•	immediately after giving effect to such transaction or series of transactions, no default has occurred and is continuing; and

•

we or the surviving entity will have delivered to the trustee an officers’ certificate and opinion of counsel stating that the transaction or series of transactions and a supplemental indenture, if any, complies with the applicable provisions of the indenture.

If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our assets occurs in accordance with the indenture, the surviving entity will succeed to, and be substituted for, and may exercise every right and power of CSC under the indenture with the same effect as if such surviving entity had been named as CSC, and thereafter, we will (except in the case of a lease) be discharged from all obligations and covenants under the indenture and any debt securities issued thereunder.

Notwithstanding the foregoing, we may merge or consolidate into or with any of our subsidiaries.

Events of Default

Unless we inform you otherwise in the prospectus supplement, each of the following is an “event of default” with respect to a series of debt securities:

•

our failure to pay any installment of interest on or any additional amounts with respect to any debt security of that series when due and such default continues for 90 days and the time for payment has not been extended or deferred.

•	our failure to pay the principal of or any premium on any debt security of that series when due;

•

our failure to observe or perform any other covenant contained in that series of debt securities or the indenture for 90 days after we receive written notice from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series issued under the indenture;

•	our failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

•	specified events involving our bankruptcy, insolvency or reorganization; and

•	any other event of default provided for in that series of debt securities.

We may change, eliminate or add to the events of default with respect to any particular series or any particular debt security or debt securities within a series, as indicated in the applicable prospectus supplement. An event of default under one series of debt securities will not necessarily be an event of default under any other series.

If an event of default relating to certain events of our bankruptcy, insolvency or reorganization occurs, all then outstanding debt securities of that series will become due and payable immediately without further action or notice. If any other event of default for any series of debt securities occurs and is continuing, unless the principal amount of the debt securities of such series then outstanding has already become due and payable, the trustee may and, at the direction of the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding shall, declare all of those debt securities to be due and payable immediately by notice in writing to us and, in case of a notice by holders, also to the trustee specifying the respective event of default and that it is a notice of acceleration.

Subject to certain limitations, holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may direct the trustee in its exercise of any trust or power with respect to that series. However, the trustee may refuse to follow any direction that conflicts with law or the indenture or, subject to the trustee’s duties and rights described in the indenture, that the trustee determines is unduly prejudicial to the rights of the other holders or would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee shall receive indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action. The trustee may withhold from holders of the debt securities of any series notice of any continuing default or event of default for such series if it determines that withholding notice is in their interest, except a default or event of default relating to the payment of principal, interest, premium or additional amounts, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default for any series occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of debt securities of that series if the trustee determines that the proceeding could result in personal liability, unless such holders have offered to the trustee indemnity or security against any loss, liability or expense satisfactory to it. Subject to certain restrictions, holders of a majority in principal amount of debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series. Except to enforce the right to receive payment of principal or interest when due, no holder of debt securities of a series may pursue any remedy with respect to the indenture or the debt securities unless:

•	such holder has previously given the trustee written notice that an event of default is continuing with respect to that series;

•	holders of at least 25% in aggregate principal amount of the then outstanding debt securities of that series have made written request to the trustee to institute a proceeding as trustee;

•	such holders have offered the trustee indemnity satisfactory to the trustee against the loss, liability and expense to be incurred in compliance with such request; and

•

the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the debt securities of that series a direction inconsistent with the request within 60 days after the notice, request and offer.

Holders of a debt security are entitled at any time, however, to bring a lawsuit for the payment of money due on a debt security on or after its stated maturity (or, if a debt security is redeemable, on or after its redemption date).

The holders of a majority in aggregate principal amount of the debt securities of any series by notice to the trustee may, on behalf of the holders of all of the debt securities of that series, rescind an acceleration or waive any existing default or event of default for such series and its consequences under the indenture except a continuing default or event of default in the payment of interest on, or the principal of, the debt securities.

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request for the trustee and how to declare or cancel an acceleration of the maturity.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any default or event of default, we are required within five business days to deliver to the trustee a statement specifying such default or event of default.

Modification and Waiver

Except as provided in the next four succeeding paragraphs, the indenture and the debt securities issued thereunder may be amended or supplemented with the written consent of the holders of at least a majority in aggregate principal amount of the debt securities of each series affected by the change, voting as a single class for this purpose, and any existing default or event of default or compliance with any provision of the indenture or the debt securities may be waived with the written consent of the holders of a majority in aggregate principal amount of the then outstanding debt securities of each series affected by the waiver, voting as a single class for this purpose, in each case, except as may otherwise be provided pursuant to the indenture for all or any particular debt securities of any series.

Without the consent of each holder of debt securities of the series affected, an amendment, supplement or waiver may not (with respect to any debt securities of such series held by a non-consenting holder):

•	reduce the percentage of principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on any debt security;

•

reduce the principal of, or any installment of principal of or interest or additional interest, if any, on, any debt security or reduce the amount of principal that would be due and payable upon declaration of acceleration of maturity;

•

waive a default or event of default in the payment of principal of, or interest or premium, or any additional amounts, if any, on, the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make payments on any debt security payable in currency other than as originally stated in the debt security;

•	impair a holder’s right to sue for payment of any amount due on its debt security,

•

make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of debt securities to receive payments of principal of, or interest or premium, if any, on the debt securities; or

•	waive a redemption payment with respect to any debt securities,

in each case, except as may otherwise be provided pursuant to the indenture for all or any particular debt securities of any series.

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or any debt securities or request a waiver.

Notwithstanding the foregoing, we and the trustee may supplement or amend the indenture or the debt securities without notice to or the consent of any holders of debt securities issued under the indenture in certain circumstances, including:

•	to cure any ambiguity, defect or inconsistency;

•	to make any such changes as are required for the indenture to comply with the Trust Indenture Act;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities, or to surrender any right or power herein conferred upon us;

•	to comply with provisions in the indenture concerning a merger, consolidation or sale of all or substantially all of our properties or assets;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to add additional events of default with respect to all or any series of debt securities;

•

to change or eliminate any of the provisions of the indenture, provided however that any such change or elimination will become effective only when there is no outstanding debt security of any series created prior to the execution of such amendment or supplemental indenture;

•	to establish the form or terms of debt securities of any series as permitted by the indenture;

•

to supplement any provision of the indenture to permit or facilitate the defeasance and discharge of any series of debt securities so long as any action does not adversely affect the interest of holders of securities of that or any other series in any material respect;

•	to evidence and provide for the acceptance under the indenture of a successor trustee, each as permitted under the indenture;

•

to conform the text of the indenture or any debt securities to the description thereof in any prospectus or prospectus supplement of CSC with respect to the offer and sale of such debt securities, to the extent that such provision is inconsistent with a provision of the indenture or the debt securities;

•	to secure the debt securities or to provide that any of our obligations to holders of debt securities will be guaranteed and the terms of such guarantees; or

•

to make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect the legal rights under the indenture of any such holder in any material respect, in each case, except as may otherwise be provided pursuant to the indenture for all or any particular debt securities of any series.

Special Rules for Action by Holders

Only holders of outstanding debt securities of the applicable series will be eligible to take any action under the indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. Any debt securities owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding. Any required approval or waiver must be given by written consent.

In some situations, we may follow special rules in calculating the principal amount of debt securities that are to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Defeasance and Discharge

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee under the indenture any combination of money or government securities sufficient to make payments on the debt securities of a series issued under the indenture on the dates those payments are due, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

•

we will no longer have any obligation to comply with specified restrictive covenants with respect to the debt securities of that series and other specified covenants under the indenture, and the related events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is defeased, the holders of the debt securities of that series will not be entitled to the benefits of the indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold money for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities will also survive.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes and that the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect with respect to the debt securities of a series issued under the indenture, except for our obligation to register the transfer of and exchange debt securities of that series, when:

•	either:

•

all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

•

all debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise, and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable government securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the debt securities of that series not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

•

no default or event of default has occurred and is continuing on the date of the deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we are a party or by which we are bound;

•	we have paid or caused to be paid all sums payable by it under the indenture; and

•

we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the debt securities at maturity or on the redemption date, as the case may be.

In addition, we must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Governing Law

New York law will govern the indenture and the debt securities.

The Trustee

The Bank of New York Mellon Trust Company, N.A. will be the trustee under the indenture. The Bank of New York Mellon Trust Company, N.A. serves as trustee under an indenture related to other senior securities that we have issued.

If the trustee becomes a creditor of ours, the indenture will limit the right of the trustee to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of debt securities of a particular series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to that series, subject to certain exceptions. The indenture will provide that in case an event of default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Payments and Paying Agents

Unless we inform you otherwise in a prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive payments will be governed by the rules and practices of the depositary and its participants.

Unless we inform you otherwise in a prospectus supplement, the trustee under the indenture will be designated as the paying agent for payments on debt securities issued under the indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day with the same force and effect as if made on such interest payment date, and no additional interest will accrue solely as a result of such delayed payment. For these purposes, unless we inform you otherwise in a prospectus supplement, a “business day” is any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment on the debt securities of that series are authorized or required by law to close.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of one year after the amount is due to a holder will be repaid to us. After that one-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Redemption or Repayment

If there are any provisions regarding redemption or repayment applicable to a debt security, we will describe them in the applicable prospectus supplement.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Book-Entry; Delivery and Form

Unless we inform you otherwise in the prospectus supplement, any debt securities will be issued in registered, global form (“global debt securities”).

The global debt securities will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the global debt securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global debt securities may not be exchanged for definitive debt securities in registered certificated form (“certificated debt securities”) except in the limited circumstances.

Transfers of beneficial interests in the global debt securities will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act, with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Remarketing

We may offer and sell any of the offered securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

We may have agreements with the remarketing firms, agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Such firms, agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Each series of offered securities, other than the common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for any of our offered securities will develop.

LEGAL MATTERS

Baker Botts L.L.P. will pass on the legality of the securities offered through this prospectus. Certain matters of Nevada law with respect to the securities offered hereby will be passed upon for us by Woodburn and Wedge. Any underwriters will be advised about legal matters relating to any offering by their own legal counsel, which will be named in the related prospectus supplement.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended March 30, 2012, and the effectiveness of Computer Sciences Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$700,000,000

Computer Sciences Corporation

$350,000,000 2.500% Senior Notes due 2015

$350,000,000 4.450% Senior Notes due 2022

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

Barclays

Citigroup

Mitsubishi UFJ Securities

RBS

Scotiabank

BNY Mellon Capital Markets, LLC

Danske Markets Inc.

Goldman, Sachs & Co.

SMBC Nikko

UBS Investment Bank

Wells Fargo Securities

Banca IMI

COMMERZBANK

Lloyds Securities

PNC Capital Markets LLC

Standard Chartered Bank

September 11, 2012